Exhibit 6.16

AMENDMENT TO FINANCING AGREEMENT

This AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of February 17, 2021, is being entered into by and among Basil Street Cafe, Inc., a Delaware corporation (“Borrower”), the Lenders listed on the signature page to this Amendment (each individually, a “Lender” and collectively, the “Lenders”) and Thomas F. FitzGerald, as administrative agent and collateral agent (the “Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Financing Agreement dated as of August 19, 2020 (as previously amended, the “Financing Agreement”); and

WHEREAS, prior to the date hereof the Borrower closed on the Follow-On Investment from the current Series A investors in the form of the issuance and sale of Series A-3 Preferred Stock and received gross proceeds to the Borrower in the amount of $2,200,000; and

WHEREAS, the Borrower has issued to the Manufacturer prior to the date hereof binding purchase orders for the manufacture of APKs and may hereafter issue additional binding purchase orders (the “Purchase Orders”); and

WHEREAS, the Borrower proposes to make certain amendments to the Financing Agreement, and the Agent and the Lenders are willing to agree to make such amendments, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower, the Agent and each Lender hereby agree as follows:

1.          Definitions. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Financing Agreement.

2.          Section 1.1. Section 1.1. of the Financing Agreement is hereby amended by replacing the reference to “Aspect Automation, a Burke Porter Group Company, 5910 Rice Creek Pkwy, Shoreview, MN 55126, as the manufacturer of the APKs” appearing in the definition of “Manufacturer” with a reference to “Celestica, 11 Continental Blvd, Bldg 300, Suite 103, Merrimack, NH 03054, as the manufacturer of the APKs”.

3.          Section 1.1. Section 1.1. of the Financing Agreement is hereby further amended by replacing the reference to “that certain Second Amended and Restated Certificate of Incorporation of the Borrower, dated as of March 27, 2020, as amended” appearing in the definition of “Series A Investment Documents” with a reference to “that certain Third Amended and Restated Certificate of Incorporation of the Borrower, dated as of February 4, 2021, as amended or amended and restated”.

4.          Section 2.3(b)(iii). Section 2.3(b)(iii) of the Financing Agreement is hereby deleted and replaced with the following effective on the date hereof:

(iii)  Promptly following receipt by Borrower or any of its Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower or any of its Subsidiaries (including, for example only, the proceeds from the issuance and sale of Series A-3 Preferred Stock after the date hereof from either current investors or new investors and the proceeds from the sale of Equity Interests pursuant to the SEC’s Regulation Crowdfunding), the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such net cash proceeds.

5.          Section 2.3(b). Section 2.3(b) of the Financing Agreement is hereby amended to insert the following new subsection (viii):

(viii) Notwithstanding the foregoing, a prepayment shall not  be  required pursuant to Section 2.3(b)(iii) from any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower or any of its Subsidiaries if either (A) the aggregate net cash proceeds to Borrower equal or exceed $12,500,000, or (B) the aggregate net cash proceeds to Borrower are less than $12,500,000 and Borrower deposits the first $2,500,000 of such proceeds in the “Secured Account” (as described below) to be held as a reserve and disbursed by the Agent in its discretion directly to the Manufacturer in satisfaction of amounts due under Purchase Orders that are not otherwise covered by the Manufacturer’s line of credit or cash deposits made by the Borrower; provided, further, that Agent shall release the amounts held as a reserve, in whole or in part, and prepay the Advances at any time either upon the Agent’s own initiative or in response to a request by the Borrower, but only if the Agent first determines in its discretion that such request by the Borrower is in the best interests of the Lenders.

Promptly after the request of the Agent, the Borrower shall cause to be established with a depositary institution acceptable to the Agent in its reasonable discretion a blocked account with respect to which the Agent shall have “control” for purposes of the Uniform Commercial Code (the “Secured Account”). The Secured Account shall be in the name of the Borrower and shall be assigned the federal tax identification number of the Borrower. The Secured Account shall be subject to the security interest granted to the Agent, for the ratable benefit of the Lenders, and shall be subject to the dominion and control of the Agent. No Person other than the Agent shall have any right or authority to withdraw or transfer any funds from or to give instructions with respect to the disbursement of funds from the Secured Account. The Agent consents to the establishment of the Secured Account.

At the request of the Borrower to the Agent, the amounts held in the Secured Account, if any, shall be released by the Agent to the Borrower once the aggregate net cash proceeds to Borrower equal or exceed $12,500,000, and the Secured Account shall be closed.

6.        Section 4.2(b). The Lenders and the Agent hereby waive the conditions to funding set forth in Section 4.2(b) of the Financing Agreement and agree to fund Tranche II on or prior to February 26, 2021. The amount of each Lender’s Tranche II Advance is shown on Exhibit A attached hereto.

7.          Section 6.1. Section 6.1 of the Financing Agreement is hereby amended to insert the following at the end of the “Net Worth” definition effective on the date hereof: “, plus (5) $1,300,000.”

8.          Section 6.2(b). Section 6.2(b) of the Financing Agreement is hereby deleted and replaced with the following:

(b) Annual Financial Statements. As soon as available, and in any event within one hundred eighty (180) days after the end of the Fiscal Year ending December 31, 2020 and within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2021, the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto, all in reasonable detail and certified by an independent certified public accounting firm reasonably acceptable to the Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

9.          Section 6.15. The parenthetical in the last sentence of Section 6.15 is hereby amended and restated as follows: “(other than certain ETL Marks from Intertek Testing Services, which Borrower is and will continue diligently pursuing)”.

10.        Section 6.18. Notwithstanding Section 6.18 of the Financing Agreement, the Borrower may use up to $1,300,000 of the proceeds from Tranche II for general use purposes.

11.       Warrants. On the date hereof, the Borrower shall issue to the Lenders (or their designees) warrants to purchase an aggregate of one million fifty thousand (1,050,000) shares of Borrower’s Common Stock (the “Additional Warrants”, which shall be “Warrants” for purposes of the Transaction Documents). The strike price will be $0.51 per share of Common Stock (subject to anti-dilution protections as described therein). The number of Additional Warrants to be issued to each Lender is shown on Exhibit A attached hereto.

12.        Schedule 4.2. The sections of Schedule 4.2 that are applicable to Tranche II are hereby deleted.

13.       No Default. (a) For the avoidance of doubt each Lender agrees that the Borrower shall not be deemed to be in breach (or have previously been in breach) of Section 6.1 of the Financing Agreement as in effect immediately prior to the effectiveness of this Amendment based solely on the Borrower’s failure to have complied with the requirements of such Section as of the end of the months ended December 31, 2020 and January 31, 2021. This consent shall be deemed to have been effective as of December 31, 2020.

(b) Agent has identified to the Borrower certain reporting deficiencies under Section 6.2 of the Financing Agreement with respect to certain reports that became due on or before February 5, 2021. Provided that the Borrower cures all such reporting deficiencies to  the Agent’s reasonable satisfaction no later than February 28, 2021, each Lender agrees that the Borrower shall not be deemed to be in breach (or have previously been in breach) of Section 6.2 of the Financing Agreement as in effect immediately prior to the effectiveness of this Amendment based solely on such reporting deficiencies. Nothing in this subsection (b) alters, postpones or waives the Borrower’s obligations with respect to reports under Section 6.2 of the Financing Agreement that become due after February 5, 2021.

14.       Subordination Agreements. Reference is made to the Agreement of Subordination between the Borrower and Commercial Automation LLC, dated August 19, 2020 (the “Subordination Agreement”). All capitalized terms used but not defined in this Paragraph shall have the meaning assigned to them in the Subordination Agreement. Notwithstanding anything in the Subordination Agreement to the contrary, the Borrower and Creditor, respectively, agree that the “Subordination Termination Event” shall consist only of the repayment in full of the Senior Claims. Accordingly, until such Subordination Termination  Event the Borrower shall not make, and Creditor will not accept from Borrower (or any of its subsidiaries or affiliates) any payment on account of, or any security for, any Junior Claim, unless such payment is approved in advance by the Agent in its discretion. Borrower confirms to the Agent and the Lenders that Deglin Kenealy’s Junior Claims have been converted in their entirety into Series A-3 Preferred Stock and are no longer outstanding obligations of the Borrower.

15.       Legal Fees. The Borrower shall pay or reimburse the Agent for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by the Agent in connection with this Amendment, up to a cap of $10,000.

16.       Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Agent that (a) this Amendment has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; (b) after giving effect to this Amendment (and assuming Borrower timely makes the deliveries described in Section 13(b)), no Event of Default exists or event or occurrence exists which, with the giving of notice or the passage of time, or both, would constitute an Event of Default; (c) after giving effect to this Amendment (and assuming Borrower timely makes the deliveries described in Section 13(b)), Borrower is in compliance in all material respects with all covenants and agreements contained in the Financing Agreement and the other Transaction Documents to be performed by it; and (d) after giving effect to this Amendment, its representations and warranties set forth in Article V of the Financing Agreement are true and correct in all material respects on the date hereof as if made on and as of the date hereof except to the extent that such representation or warranty expressly relates to an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date. Without limiting the foregoing, the Borrower represents and warrants that the issuance, sale and delivery by the Borrower of the Additional Warrants and the shares of Common Stock issuable upon exercise thereof (the “Additional Warrant Shares”) have been duly authorized by all requisite corporate action, and when so issued, sold and delivered, the Additional Warrants and the Additional Warrant Shares, if any, will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Borrower or others. The Borrower will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the full exercise of the Additional Warrants.

17.      Release. In consideration of the agreements of Agent and Lenders (in each case, in their capacities as Agent and Lenders and not in any other capacity) contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, on behalf of each of its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders (in each case, in their capacities as Agent and Lenders and not in any other capacity), their successors and assigns, their present and former shareholders, affiliates, subsidiaries, divisions, and predecessors, and the respective directors, officers, attorneys, employees, agents and other representatives of each of the foregoing (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, that Borrower or any of its successors, assigns, or other legal representatives now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever arising at any time based on facts or circumstances in existence prior to the date of this Amendment and are for or on account of, or in relation to, or in any way in connection with any of the Financing Agreement or any of the other Transaction Documents.

18.       Entire Agreement; Effect of Amendment. This Amendment, and the terms and provisions hereof, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous agreements relating to the subject matter hereof, including, without limitation, the Agent’s letter to the chief executive officer of the Borrower dated December 2, 2020. There are no oral agreements among the  parties pertaining to the subject matter hereof. The Financing Agreement, as amended hereby, and the other Transaction Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not, except as expressly set forth herein, operate as a consent to, as a waiver of or as an amendment of, any right, power, or remedy of Agent or any Lender under the Financing Agreement or any other Transaction Document. To  the extent any terms or provisions of this Amendment conflict with those of Financing Agreement or other Transaction Documents, the terms and provisions of this Amendment shall control. This Amendment is a “Transaction Document” for all purposes.

19.       Governing Law. All questions concerning the construction, validity,  enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.

20.       Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and.pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or of a manually signed Amendment which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Amendment converted into another format, for transmission, delivery and/or retention. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

[Signature Pages Follow]

              IN WITNESS WHEREOF, each party has caused its signature page to this Amendment to be duly executed as of the date first written above.

BORROWER:

BASIL STREET CAFE, INC.

By:	/s/ Deglin Kenealy
Name: Deglin Kenealy
Title: CEO

AGENT

/s/ Thomas F. Fitzgerald
Thomas F. FitzGerald,

LENDERS

/s/ Thomas F. Fitzgerald
Thomas F. FitzGerald,

THE ROBERT JOHN MEIGHAN REVOCABLE TRUST

By:	/s/ Robert Meigham
Name: Robert Meigham
Title: Trustee

REGENT HOUSE LTD.

By:	/s/ Richard Goulding
Name: Richard Goulding
Title: Director

/s/ Tamin Mourad
Tamin Mourad

/s/ Robert H. Dalton
Robert H. Dalton

/s/ Kenneth R. Young
Kenneth R. Young

The undersigned joins this Amendment solely for the purpose of Paragraph 14 hereof.

COMMERCIAL AUTOMATION LLC

By:	/s/ Jeff Klemp
Name: Jeff Klemp
Title: COO

The undersigned joins this Amendment solely for the purpose of Paragraph 14 hereof and confirms that his Junior Claims have been converted in their entirety into Series A-3 Preferred Stock and are no longer outstanding obligations of the Borrower.

/s/ Deglin Kenealy
Deglin Kenealy

Exhibit A
Confidential.

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.